UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


 Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) February 25, 2003


                    BioDelivery Sciences International, Inc.
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                      0-28931                   35-2089858
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(State or other jurisdiction   (Commission File Number)       (IRS Employer
    of incorporation)                                      Identification No.)


        UMDNJ Medical School
  185 South Orange Avenue, Bldg #4
         Newark, New Jersey                                       07103
       -----------------------                              ----------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code (813) 902-8980
                                                   --------------


                                 Not Applicable
                             -----------------------
          (Former name or former address, if changed since last report)


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Item 5. Other Events and Regulation FD Disclosure.

BioDelivery Sciences International, Inc. (the "Company") announced today that it has formed a new subsidiary, Bioral Nutrient Delivery, LLC ("BND") to exploit the Company's proprietary nano-encochleation delivery technology, based on all-natural ingredients consisting of soy-derived phospholipids and calcium, for non-pharmaceutical use in the processed food and beverage industries for both human and animal consumption. The Company intends to grant BND an exclusive world-wide perpetual sub-license to the Company's proprietary Bioral(TM) technology for use in such segments.

On February 13, 2003, the Company made an unsecured loan to BND in the amount of $500,000 to cover organization expenses and initial working capital requirements. The loan accrues interest at 4.85% annually, paid back solely from 10% of any royalty revenue that may be received by BND, with payments first applied to interest, then to principal. The Company is under no obligation to make any capital contributions or loan funds to BND beyond the initial $500,000.

BND was legally formed on January 8, 2003 as a Delaware limited liability company. The Company will at all times act as the managing member of BND and, through a board of directors and officers appointed directly or indirectly by the Company, will at all times make all management decisions relating to BND. As a limited liability company, BND may, at the discretion of its board of directors, distribute available net cash to its member shareholders.

The Company also announced that on February 25, 2003, BND filed with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-1 on behalf of the Company (the "SB-1"). Pursuant to the SB-1 (and assuming the declaration of effectiveness of the SB-1 by the SEC, of which no assurances can be given), the Company, as selling security holder, intends to declare and distribute as a dividend to its stockholders (the "Distribution") an aggregate of approximately 3.5 million rights to purchase (the "Rights") an aggregate of approximately 3.5 million of BND's Class B Membership Shares of BND ("Class B Shares"). The Rights will be distributed to the Company stockholders as a dividend and will be exercisable into Class B Shares for a one (1) year period following the six-month anniversary of the date of the Distribution (such date, the "Distribution Date") at a price equal to $0.01 per Class B Share. The Rights are not transferable and non-redeemable. All proceeds from the exercise of Rights shall be paid to the Company. There will be no public market for the Rights or the Class B Shares, and the holders of Rights and Class B Shares will be prohibited from transferring such securities.

The distribution of the Rights is being effected in order to separate BND, the technology it proposes to license from the Company, and the processed food and beverage opportunity from the rest of the Company's pharmaceutical, vaccine, gene therapy, OTC drug, and nutraceutical businesses, thus allowing both BND and the Company to focus on their respective businesses and provide BND and the Company with the flexibility to pursue different strategies and react more easily and prudently to changing market environments.

Item 7. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.1 Limited Liability Company Operating Agreement of Bioral Nutrient Delivery, LLC, dated January 8, 2003, by BioDelivery Sciences International, Inc., as Managing Member and the other members signatory thereto, as Class B Members.

10.2 Promissory Note, dated February 13, 2003, by Bioral Nutrient Delivery, LLC in favor of BioDelivery Sciences International, Inc.

99.1 Press Release of the Company, dated February 26, 2003, relating to the formation of BND and the SB-1.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the distribution of the Rights and the Additional Rights;
(ii) statements with respect to the Company's plans, objectives, expectations and intentions with respect to BND; and (iii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).


                                      # # #


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


February 26, 2003             BIODELIVERY SCIENCES INTERNATIONAL, INC.



                              By: /s/ Francis E. O'Donnell, Jr.
                                  ----------------------------------
                                  Name:  Francis E. O'Donnell, Jr.
                                  Title: President and Chief Executive Officer